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EXHIBIT 5.1

OPINION AND CONSENT OF THOMAS O. McGIMPSEY

July 29, 2005

McDATA Corporation
380 Interlocken Crescent
Broomfield, Colorado 80021

Ladies and Gentlemen:

        I refer to the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, filed by McDATA Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on July 29, 2005. The Registration Statement covers 19,915,971 shares of Class A Common Stock of the Company, $.01 par value per share (the "Shares") which may be issued from time to time in connection with the 1992 Stock Award Plan, the 1999 Non-Qualified Stock Award Plan, the 2002 Stock Award Plan of McDATA Services Corporation and the 2000 Stock Compensation Plan of Inrange Technologies Corporation (collectively, the "Plans").

        I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the shares. Based on my examination and inquiries, it is my opinion that the shares, upon issuance thereof in accordance with the terms of respective the Plans will be validly issued, fully paid, and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ THOMAS O. MCGIMPSEY
Thomas O. McGimpsey

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OPINION AND CONSENT OF THOMAS O. McGIMPSEY